                                                                 EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                                                                                             Three Months Ended
                                                            Year Ended May 31,                                   August 31,
                                    ------------------------------------------------------------------    ------------------------
                                       1992          1993          1994          1995          1996          1995          1996
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                       (In thousands, except ratios)
Earnings:
  Income (loss) before
    income taxes . . . . . . . . .  $ (146,828)   $  203,576    $  378,462    $  522,084    $  539,959    $  129,886    $  107,739
  Add back:
    Interest expense, net of
      capitalized interest . . . .     176,321       168,762       152,170       130,923       105,449        27,297        22,875
    Amortization of debt
      issuance costs . . . . . . .       2,570         4,906         2,860         2,493         1,628           436           335
    Portion of rent expense
      representative of
      interest factor. . . . . . .     299,012       262,724       285,261       329,370       386,254        90,028       102,983
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------

  Earnings as adjusted . . . . . .  $  331,075    $  639,968    $  818,753    $  984,870    $1,033,290    $  247,647    $  233,932
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------

Fixed Charges:
  Interest expense, net of
    capitalized interest . . . . .  $  176,321    $  168,762    $  152,170    $  130,923    $  105,449    $   27,297    $   22,875
  Capitalized interest . . . . . .      26,603        31,256        29,738        27,381        39,254        10,329        10,036
  Amortization of debt
    issuance costs . . . . . . . .       2,570         4,906         2,860         2,493         1,628           436           335
  Portion of rent expense
    representative of
    interest factor. . . . . . . .     299,012       262,724       285,261       329,370       386,254        90,028       102,983
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------

                                    $  504,506    $  467,648    $  470,029    $  490,167    $  532,585    $  128,090      $136,229
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------

  Ratio of Earnings to
    Fixed Charges. . . . . . . . .       (A)             1.4           1.7           2.0           1.9           1.9           1.7
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------

(A) Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.
